Exhibit 99.1

December 7, 2006

Todd Sloan

5 Schooner Lane

Port Washington, NY 11050

Dear Todd:

In recognition of your significant efforts in assisting NetRatings, Inc. (“NetRatings” or the “Company”), including the Special Committee of the Board of Directors and its representatives, in its evaluation of the proposal from VNU Group B.V. (“VNU”) to purchase the outstanding minority stake in the Company, the Company has decided to award you a bonus payment on the terms and conditions set forth in this letter. Please sign the letter in the space provided below and return the signed agreement to me at your earliest convenience to confirm your agreement with the terms of this letter.

The Company shall pay you a bonus (the “Bonus Payment”) in the amount of $100,000, less applicable withholdings, on (i) the two month anniversary of the consummation of the proposed acquisition of NetRatings by VNU or (ii) May 1, 2007 in the event that an agreement with respect to the proposed acquisition is not signed by the parties by April 30, 2007; provided in both cases that you are still employed by the Company (or an affiliated entity) on such date (the date the Bonus Payment is payable shall be referred to as the “Payment Date”).

If your employment is terminated without “Cause” (as defined below) prior to the Payment Date, or if you voluntarily resign from the Company as a result of an “Involuntary Termination” (as defined below) prior to the Payment Date, you shall be entitled to receive the Bonus Payment within five business days of the termination of your employment. If your employment is terminated for Cause prior to the Payment Date, or if you voluntarily resign from the Company (and such resignation is not an Involuntary Termination), you shall forfeit any right to receive the Bonus Payment.

“Cause” shall mean: (i) any act of dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in personal enrichment of you; (ii) your conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof; (iii) your material breach of your Employee Proprietary Information Agreement; (iv) a willful act by you which constitutes misconduct and is injurious to the Company; or (iv) your failure to perform the duties of your position following written notification of the specific nature of such failure and a 30-day cure period in which you will be provided the opportunity to cure such failure.

“Involuntary Termination” shall mean, without your express written consent, a material reduction by the Company in your total cash compensation as in effect immediately prior to such reduction.

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This agreement constitutes the entire agreement between you and NetRatings concerning the Bonus Payment, and it supersedes all previous negotiations, representations and agreements between you and NetRatings regarding the Bonus Payment. This agreement may not be modified or amended except by a supplemental written agreement signed by you and an authorized officer of NetRatings. This agreement does not constitute a contract of employment for any specified period of time and does not modify any other terms of your employment with NetRatings. Either party may terminate the employment relationship at any time, with or without notice and with or without Cause.

Sincerely,

/s/ William Pulver

William Pulver

Chief Executive Officer

Accepted by:

/s/ Todd Sloan
Employee Signature

Todd Sloan
Employee Printed Name

12/18/06
Date

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